Exhibit 99.8

Zhengye Biotechnology Holding Limited

Company number: 398683

(Company)

Consent to act as director of the Company

To: The Company

I consent to act as a director of the Company subject to, and with the benefit of the provisions of, its memorandum and articles of association.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any law from acting as a director of the Company.

/s/ Mr. Wenbin Wang	February 26, 2024
Mr. Wenbin Wang	Date signed